Exhibit 10.11

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of September 5, 2014

between

BARCLAYS BANK PLC,

as Purchaser,

and

ARC RFT BB LOAN, LLC,

as Seller

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EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Seller
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call
EXHIBIT IX	UCC Filing Jurisdictions
EXHIBIT X	Form of Release Letter
EXHIBIT XI	Form of Covenant Compliance Certificate
EXHIBIT XII	Form of Servicer Letter
EXHIBIT XIII	Form of Escrow Agreement
EXHIBIT XIV	Prohibited Assignees

ii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of September 5, 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between Barclays Bank PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”) and ARC RFT BB LOAN, LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”).

ARTICLE 1

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Purchaser agree to the transfer from Seller to Purchaser all of Seller’s rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.

ARTICLE 2

DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor appointed by Purchaser in its sole and absolute discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the date hereof, among Purchaser, Seller and Account Bank, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission by such Person in writing of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 3(h).

“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxxv).

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto.

“Assets” shall have the meaning specified in Article 1.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Benefit Plan Investor” shall have the meaning specified in Article 9(b)(xxi).

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

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“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor, entitled to vote generally in the election of the directors, or (b) the Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of Seller.

“Closing Date” shall mean September 5, 2014.

“Collateral” shall have the meaning specified in Article 6.

“Collection Account” shall have the meaning specified in Article 5(c).

“Confirmation” shall have the meaning specified in Article 3(b)(ii)(A).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit XI hereto.

“Current Termination Date” shall have the meaning specified in Article 3(i)(i).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Purchaser.

“DBRS” shall mean DBRS, Inc. and any successor or successors thereto.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

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“Defaulted Asset” shall mean any asset (a) that is forty-five (45) days or more delinquent, and beyond any applicable cure period, in the payment of scheduled principal or interest, fees or other amounts payable under the terms of the related transaction documents, (b) for which there is a material breach of the applicable representations and warranties set forth on Exhibit V hereto (except to the extent disclosed in a Requested Exceptions Report approved by Purchaser) that has not been cured, (c) as to which an Act of Insolvency shall have occurred with respect to the Borrower or (d) as to which a material non-monetary event of default shall have occurred under any document included in the Purchased Asset File for such Purchased Asset.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Dry Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser and for which the Purchased Asset File has been, or will be delivered to Custodian, prior to the related Purchase Date.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(e).

“Early Repurchase Date” shall have the meaning specified in Article 3(e).

“Eligible Asset” shall mean any Mortgage Loan, Senior Note or Senior Participation Interest (i) that is approved by Purchaser in its sole and absolute discretion, (ii) that satisfies the Eligibility Criteria, (iii) that satisfies the loan-to-value and debt service coverage requirements set forth in the Eligibility Criteria Matrix and (iv) on each day, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Purchaser.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans; (ii) Defaulted Assets; (iii) loans for which the applicable appraisal is (a) not dated within three hundred sixty-four (364) days of the proposed financing date or (b) on the related Purchase Date only, not acceptable to Purchaser in its sole and absolute discretion or (iv) assets secured directly or indirectly by loans described in the preceding clauses (i) through (iii).

“Eligibility Criteria” shall mean (a) with respect to any Mortgage Loan, such Mortgage Loan (i) is performing (provided that such loan may contain holdbacks for future advances or may permit future fundings), (ii) accrues interest at a fixed rate or a floating rate based on LIBOR, (iii) has an underlying borrower/obligor that is a bankruptcy remote special purpose entity (to the extent required pursuant to applicable rating agency criteria) and (iv) is secured by a first Lien mortgage or deed of trust on an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type; (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligibility Criteria Matrix” shall mean the eligibility criteria matrix mutually approved by Seller and Purchaser and included in the Fee Letter.

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“Eligible Property Types” shall mean multi-family, office, retail, hospitality, industrial, self-storage and manufactured housing properties, or properties made up of any combination of the foregoing, in each case that are not undergoing, and are not scheduled to undergo, any major renovation or expansion and are free of material structural or environmental defects.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Escrow Agreement” shall mean an agreement substantially in the form of Exhibit XIII hereto or such other form as may be approved by Purchaser in its sole and absolute discretion, delivered by a Settlement Agent to Purchaser and Custodian.

“Event of Default” shall have the meaning specified in Article 13(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(i)(i).

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“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the date hereof, from Purchaser and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 6(b).

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch Ratings, Inc., Fitch Ratings, Ltd. and their subsidiaries including Derivative Fitch, Inc. and Derivative Fitch Ltd. and any successor or successors thereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean ARC Realty Finance Trust, Inc., a Maryland corporation, and its successors-in-interest.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Seller, Guarantor or a Subsidiary of Guarantor with Purchaser or an Affiliate of Purchaser or one or more other counterparties acceptable to Purchaser in its sole and absolute discretion.

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“Indebtedness” shall mean, for any Person, without duplication, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25.

“Independent Manager” shall mean shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with Seller or Guarantor, or any Affiliate or equity owner of Seller or Guarantor; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or Stewart Management Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Seller or Guarantor (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

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“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Kroll” shall mean Kroll Bond Rating Agency, Inc. and any successor or successors thereto.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Borrower absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above.

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“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the Purchase Price Percentage for such Purchased Asset.

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Margin Amount for such Purchased Asset is less than (b) the Repurchase Price for such Purchased Asset.

“Margin Deficit Event” shall exist, with respect to any Purchased Asset, if the Margin Deficit for such Purchased Asset equals or exceeds $10,000.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Purchaser in its sole and absolute discretion, exercised in good faith and consistently with Purchaser’s practices under other similar reverse repurchase facilities (which determination shall take into consideration any collaterally assigned Hedging Transactions). Without limiting the foregoing, the Market Value may, at Purchaser’s option, be deemed to be zero with respect to each Purchased Asset (i) that is determined by Purchaser not to be an Eligible Asset, (ii) in respect of which a material portion of the Purchased Asset File, as determined by the Purchaser in its sole and absolute discretion, has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of ten (10) calendar days without the approval of Purchaser, (iv) that is determined by Purchaser to be a Defaulted Asset or (v) that has not been repurchased on the applicable Repurchase Date.

The Market Value of each Purchased Asset may be determined by Purchaser on each Business Day during the term of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, results of operation, condition (financial or otherwise), assets or prospects of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

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“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor or successors thereto.

“Morningstar” shall mean Morningstar, Inc. and any successor or successors thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of:

(a)          a Mortgage Loan, the mortgaged property securing such Mortgage Loan; and

(b)          a Participation Interest, the mortgaged property securing the related Mortgage Loan.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of associated Hedging Transactions, and all proceeds from sale or other disposition of such Purchased Asset, but excluding all related escrow and reserve requirements provided for in the Purchased Asset Documents. For the avoidance of doubt, Net Cash Flow shall not include origination fees and expense deposits paid by the Mortgage Loan borrowers in connection with the origination and closing of the Mortgage Loans.

“Participation Certificate” shall mean the participation certificate or such other evidence of ownership of a Participation Interest as may be acceptable to Purchaser.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

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“Patriot Act” shall have the meaning specified in Article 9(b)(xxix).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(b)(iv).

“Pre-Purchase Legal/Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Articles 3(h) and 3(k)) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Assignee” shall mean the entities set forth in Exhibit XIII attached hereto or any of their respective Affiliates or Subsidiaries.

“Prohibited Person” shall mean (i) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank, and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

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“PTCE” shall have the meaning specified in Article 13(a)(x).

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in Dollars) requested by Seller, which shall not exceed an amount equal to the product obtained by multiplying (a) the Purchase Price Percentage set by Purchaser for such Purchased Asset, as determined by Purchaser in its sole and absolute discretion, by (b) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the average outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). An Eligible Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement; provided that to the extent that Purchaser waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Purchaser determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

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“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery containing information substantially similar to the Asset Information.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)          the Purchased Assets;

(ii)         the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)        the Hedging Transactions entered into with respect to any Purchased Asset;

(iv)        all related forward trades and takeout commitments placed on the Purchased Assets;

(v)         all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;.

(vi)        all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)       all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Morningstar and Kroll, or any other rating agency designated by Purchaser.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole discretion exercised in good faith, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

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“Release Letter” shall mean a letter substantially in the form of Exhibit X hereto (or such other form as may be acceptable to Purchaser).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Internal Revenue Code.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.

“Repurchase Date” means, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, as the same may be extended in accordance with Article 3(j), or if such day is not a Business Day, the immediately following Business Day; (b) the Termination Date; (c) the Early Repurchase Date with respect to such Purchased Asset; or (d) the Accelerated Repurchase Date. Notwithstanding the foregoing, in no event shall the Repurchase Date specified in a Confirmation for any Purchased Asset be more than nine (9) months following the original Purchase Date for such Purchased Asset.

“Repurchase Date Extension Conditions” shall have the meaning specified in Article 3(j)(i).

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Purchase Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all actual accrued and unpaid out-of-pocket costs and expenses (including reasonable legal fees) of Purchaser relating to such Purchased Assets; and (iv) any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of this Agreement (including, without limitation, pursuant to Article 3(g)(ii)) as of such date. In addition to the forgoing, the Repurchase Price shall be decreased by (A) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Repurchase Price for such Purchased Asset and (B) any other amounts specifically paid to Purchaser by Seller to reduce the Repurchase Price for such Purchased Asset.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

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“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor or successors thereto.

“SEC” shall have the meaning specified in Article 22(a).

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Entities” shall have the meaning specified in Article 9(b)(xxix).

“Senior Note” shall mean a Mortgage Note evidencing a senior or pari passu senior position in a Mortgage Loan. A Senior Note shall not be junior to any other Mortgage Note secured by the same Mortgaged Property.

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest evidenced by a Participation Certificate. A Senior Participation Interest shall not be junior to any other Participation Interest or Mortgage Notes secured directly or indirectly by the same Mortgaged Property.

“Servicer” shall mean Situs Asset Management LLC or any other servicer approved by Purchaser in its sole and absolute discretion.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean the Servicing Agreement, dated as of June 18, 2014, by and among ARC Realty Finance Trust, Inc., affiliates and subsidiaries of ARC Realty Finance Trust, Inc. (including Seller) and the Servicer, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a title company, escrow company or attorney, as applicable in accordance with local law and practice, which is a party to the Escrow Agreement and is approved by Purchaser in its sole and absolute discretion.

“Significant Modification” shall mean:

(i)          any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), other than (a) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion;

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(ii)         any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than (a) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion;

(iii)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)        any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than (a) pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and (b) for which there is no material lender discretion; and

(v)         any foreclosure or exercise of any material remedies under a Purchased Asset (or related Mortgage Loan, as applicable).

“SIPA” shall have the meaning specified in Article 22(a).

“Spread” shall have the meaning specified in the Fee Letter.

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Termination Date” shall mean the day that is the earlier of (i) three hundred sixty-four (364) calendar days from the Closing Date, or such later date as may be in effect pursuant to Article 3(i) hereof; or (ii) upon five (5) Business Days prior written notice from Seller to Purchaser so long as no Default or Event of Default has occurred or is continuing under the Agreements.

“Termination Date Extension Conditions” shall have the meaning specified in Article 3(i).

“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable mortgaged property is located.

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“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter, the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 6(b).

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage Purchaser in determining whether to originate or acquire the Purchased Asset in question.

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian. Notwithstanding anything to the contrary herein, no Wet Purchased Assets shall be permitted under this Agreement.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; FEES

(a)          Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser and its counsel:

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(i)           the following documents, shall have been delivered to Purchaser:

(A)         this Agreement, duly completed and executed by each of the parties hereto;

(B)         the Fee Letter, duly completed and executed by each of the parties thereto;

(C)         the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)         the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E)         the Guaranty, duly completed and executed by each of the parties thereto;

(F)         the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)         the Servicer Letter, duly completed and executed by each of the parties thereto;

(H)         any and all consents and waivers applicable to Seller or to the Purchased Assets;

(I)         a power of attorney from the Seller substantially in the form of Exhibit IV hereto, duly completed and executed;

(J)         UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit IX hereto, each naming the Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Purchaser to perfect the security interests granted by Seller in favor of Purchaser under this Agreement or any other Transaction Document;

(K)         opinions of outside counsel to Seller and Guarantor reasonably acceptable to Purchaser (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940, security interests and a Bankruptcy Code safe harbor opinion);

(L)         for each of Seller and Guarantor good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

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(M)          all such other and further documents and documentation as Purchaser in its discretion shall reasonably require; and

(ii)         Purchaser shall have received payment from Seller of an amount equal to the amount of all reasonable and documented out-of-pocket expenses, including but not limited to reasonable legal fees and due diligence fees, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith; and

(iii)        Purchaser shall have received payment from Seller of the Structuring Fee.

(b)          Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent to the satisfaction of Purchaser and its counsel, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)          the sum of (A) the aggregate unpaid Repurchase Price for all prior outstanding Transactions (excluding accrued and unpaid Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal the Maximum Facility Purchase Price;

(ii)         Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date:

(A)         given notice to Purchaser of the proposed Transaction by delivering to Purchaser an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller;

(B)         with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(C)         concurrently with the delivery of the Confirmation, paid to Purchaser the Pre-Purchase Legal/Due Diligence Review Fee with respect to each Eligible Asset proposed to be subject to the Transaction;

(iii)        Seller shall have delivered to Custodian, (A) the Custodial Delivery with respect to each Eligible Asset to be sold to Purchaser and (B) with respect to each Eligible Asset that is a Dry Purchased Asset, the Purchased Asset File, in each case, in accordance with the procedures and time frames set forth in the Custodial Agreement;

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(iv)        Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 26, the Seller and the Guarantor, as Purchaser in its sole discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto;

(v)         Purchaser shall have deliver to Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above;

(vi)        no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document;

(vii)       no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(viii)      Purchaser shall have waived all exceptions in the related Requested Exceptions Report;

(ix)         the representations and warranties made by Seller in Article 9 (other than those contained in Article 9(b)(xi) or Article 9(b)(xiv)(D) relating to Purchased Assets subject to other Transactions) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(x)          Purchaser shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Letter as of the related Purchase Date;

(xi)         Purchaser shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(xii)        Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date;

(xiii)       Purchaser shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Purchaser;

(xiv)      Purchaser shall have reasonably determined that a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Purchaser has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions;

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(xv)       the Repurchase Date for such Transaction is not later than the earlier of (A) the Termination Date and (B) three hundred sixty-four (364) days following the related Purchase Date;

(xvi)      Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets; and

(xvii)     Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests) as Purchaser in its sole discretion shall reasonably require.

(c)          Upon the satisfaction of all conditions set forth in Article 3(a) for the initial Transaction and Article 3(b) for each Transaction (including the initial Transaction), the Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price to an account of Seller.

(d)          Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Purchase Price Percentage or the applicable Purchase Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(e)          Early Repurchase of Purchased Assets. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)          no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)         no Default or Event of Default (in each case, other than with respect to Purchaser) shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(e)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii)        on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset, including, without limitation, pursuant to Article 3(g)(ii);

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(iv)        any Margin Deficit is cured contemporaneously with such early repurchase; and

(v)         on such Early Repurchase Date, Seller pays to Purchaser the Exit Fee, if any, for such Purchased Asset.

(f)          Repurchase of Purchased Assets. On the Repurchase Date (including any Early Repurchase Date) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased and any Net Cash Flow in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price to an account of Purchaser. Promptly following such Repurchase Date, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 6(b).

(g)          Costs and Expenses. Upon demand by Purchaser, Seller shall indemnify Purchaser and hold Purchaser harmless from any actual, out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Purchaser may sustain or incur as a consequence of (i) a default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or conversion to the Alternative Rate in accordance with Article 3(h) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, as a consequence of terminating any Hedging Transactions entered into by Purchaser in relation to such Purchased Assets), (iii) a default by Seller in selling Eligible Assets after Seller has notified Purchaser of a proposed Transaction and Purchaser has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Purchaser’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Purchaser entering into any of the Transaction Documents or owning any Purchased Item, in each case, other than on account of Purchaser’s gross negligence or willful misconduct. A certificate as to such costs, losses, damages and expenses, setting forth the calculations thereof shall be submitted promptly by Purchaser to Seller and shall be conclusive and binding upon Seller absent manifest error. This Article 3(g) shall survive termination and the repurchase of all Purchased Assets subject to Transactions hereunder.

(h)          Alternative Rate. If on the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, (i) Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Purchaser (as determined and certified by Purchaser) of making or maintaining Transactions during such Pricing Rate Period (such determinations to be made in the same manner as for all of Purchaser’s other repurchase customers), Purchaser shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Purchaser, shall be a per annum rate equal to the Federal Funds Rate plus the Spread (the “Alternative Rate”).

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(i)          Facility Expiration Extension. (i) Provided that all of the extension conditions listed in clause (ii) below (collectively, the “Termination Date Extension Conditions”) shall have been satisfied, the then-current Termination Date (each, a “Current Termination Date”) shall be automatically extended for a period not to exceed six (6) additional months (each, an “Extension Period”). Notwithstanding anything to the contrary in this Article 3(i)(i), in no event shall the Termination Date be extended for more than four (4) Extension Periods. Seller shall provide notice to Purchaser at least five (5) Business Days prior to the date on which Seller intends to pay the Extension Fee pursuant to Article 3(i)(ii)(B).

(i)          For purposes of this Article 3(i), the Termination Date Extension Conditions shall be deemed to have been satisfied if:

(A)         neither Seller nor Purchaser has provided written notice to Purchaser or Seller, as applicable, at least six (6) months prior to the applicable Current Termination Date that Seller or Purchaser does not desire to extend the Termination Date;

(B)         Purchaser shall have received, on or before the applicable Current Termination Date, payment from Seller, as consideration for Purchaser’s agreement to extend the then-current Termination Date, of an Extension Fee, such amount to be paid to Purchaser in Dollars, in immediately available funds, without deduction, set-off or counterclaim;

(C)         no Material Adverse Effect, Default or Event of Default under this Agreement shall have occurred and be continuing as of the applicable Current Termination Date; and

(D)         all representations and warranties made by Seller and Guarantor in the Transaction Documents (other than those contained in Article 9(b)(xiv)(D)) shall be true, correct, complete and accurate in all respects 1 as of the applicable Current Termination Date.

(j)          Repurchase Date Extension. (i) Provided that all of the extension conditions listed in clause (ii) below (collectively, the “Repurchase Date Extension Conditions”) shall have been satisfied with respect to a Purchased Asset, Purchaser shall extend the then-current Repurchase Date for such Purchased Asset for a period not to exceed three (3) additional months, but in any event, not beyond 364 days from the initial Purchase Date for such Purchased Asset, by giving notice to Seller of such extension and of the new Repurchase Date for such Purchased Asset. Notwithstanding anything to the contrary in this Article 3(j)(i), in no event shall Seller be permitted to extend the Repurchase Date for any Purchased Asset more than once.

(i)          For purposes of this Article 3(j), the Repurchase Date Extension Conditions shall be deemed to have been satisfied if:

 1 Note: reps have materiality qualifiers where appropriate

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(A)         Seller shall have, not less than thirty (30) or more than sixty (60) days prior to the then-current Repurchase Date for a Purchased Asset, (1) given Purchaser written notice that a securitization of such Purchased Asset is pending and that Seller desires to extend the Repurchase Date of such Purchased Asset to facilitate the sale of such Purchased Asset into such securitization and (2) provided to Purchaser evidence reasonably satisfactory to Purchaser that such Purchased Asset will be included in such securitization and of the intended closing date of such securitization;

(B)         no Default or Event of Default under this Agreement shall have occurred and be continuing as of the then-current Repurchase Date; and

(C)         all representations and warranties made by Seller and Guarantor in the Transaction Documents (except for the representations and warranties set forth on Exhibit V with respect to assets other than such Purchased Asset and to the extent related to such Purchased Asset, to the extent disclosed in a Requested Exceptions Report approved by Purchaser) shall be true, correct, complete and accurate in all respects as of the then-current Repurchase Date.

(k)          Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to enter into or maintain Transactions as contemplated by the Transaction Documents, (A) the commitment of Purchaser hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (B) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser such amounts, if any, as may be required pursuant to Article 3(g)(ii).

(ii)          If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A)         shall subject Purchaser to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Purchaser in respect thereof (except for any changes in the rate of tax on Purchaser’s overall net income);

(B)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of LIBOR hereunder; or

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(C)         shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(iii)         If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(iv)        If any of the events described in Article 3(k)(ii) or Article 3(k)(iii) result in Purchaser’s request for additional amounts, then Seller shall have the option to notify Purchaser in writing, within five (5) Business Days after receipt of Purchaser’s request, to terminate all of the Transactions and repurchase all of the Purchased Assets pursuant to and in accordance with Article 3(e) on the fifth (5th) Business Day after such notice from Seller. The election by Seller to terminate the Transactions in accordance with this Article 3(k)(iv) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Purchaser prior to the actual repurchase of the Purchased Assets, except that, notwithstanding anything to the contrary contained herein or in any other Transaction Document, (i) there shall be no Exit Fee due in connection therewith and (ii) Seller shall not be responsible for any such additional amounts which were incurred more than three (3) months prior to the receipt by Seller of the notice from Purchaser requesting payment of the same.

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ARTICLE 4

MARGIN MAINTENANCE

(a)          Purchaser may, at its option in its sole discretion, re-determine the Market Value for any Purchased Asset at any time and from time to time. Upon the occurrence of a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to (i) make a cash payment in reduction of the Repurchase Price of such Purchased Asset or (ii) at the option of the Purchaser, deliver additional Eligible Assets to Purchaser, in each case, so that after giving effect to such payment or delivery, no Margin Deficit shall exist with respect to such Purchased Asset.

(b)          If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 10 a.m. (New York time), the Seller shall cure the related Margin Deficit as provided in Article 4(a) no later than 5:00 p.m. (New York time) on the same day. If a Margin Call is given by Purchaser under Article 4(a) on any Business Day after 10 a.m. (New York time), the Seller shall cure the related Margin Deficit as provided in Article 4(a) no later than 5:00 p.m. (New York time) on the immediately following Business Day.

(c)          The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a)          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)          All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to the Seller in writing), not later than 2:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	Bank of New York
ABA Number:	021-000-018
Account Number:	GLA 111569-HEL
Account Name:	HEL
Reference:	ARC RFT BB LOAN, LLC Repo Facility
Attention:	Whole Loan Operations

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(c)          Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated interest bearing deposit account (the “Collection Account”) in the name of Seller for the benefit of the Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of the Purchaser.

(d)          Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Day after receipt thereof, all Net Cash Flow in respect of the Purchased Assets and any payments in respect of associated Hedging Transactions directly into the Collection Account. In furtherance of the foregoing, Seller shall cause each Servicer to execute and deliver a Servicer Letter in accordance with Article 27(e). If Seller, Guarantor or any Affiliate of the foregoing shall receive any Net Cash Flow with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).

(e)          So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Business Day, remit all amounts in the Collection Account to Seller. Notwithstanding the foregoing, to the extent Net Cash Flow is applied to reduce the outstanding principal balance of any Purchased Asset, Seller shall be required to repay (and Account Bank shall not remit such amount to Seller from the Collection Account, but shall remit such amount to Purchaser) the Repurchase Price for such Purchased Asset in an amount equal to (i) the Purchase Price Percentage of such Purchased Asset multiplied by (ii) the amount applied to reduce the outstanding principal balance of such Purchased Asset.

(f)          Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to Seller pursuant to Article 5(e) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from the Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day in the following order of priority:

(i)          first, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential;

(ii)         second, to the extent Principal Payments are received for a particular Purchased Asset, to Purchaser in reduction of the Repurchase Price for such Purchased Asset;

(iii)        third, to Purchaser, in reduction of the Repurchase Price for all Purchased Assets, on a pro rata basis based on each Purchased Asset’s unpaid principal balance, until the Repurchase Price for each Purchased Asset has been reduced to zero;

(iv)        fourth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser or its Affiliates under any Transaction Document; and

(v)         fifth, to Seller, the remainder, if any.

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(g)          On each Remittance Date, Seller shall pay to Purchaser all accreted and unpaid Purchase Price Differential with respect to such Remittance Date.

ARTICLE 6

SECURITY INTEREST

(a)          Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i)          the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)         the Purchased Items.

(b)          Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations (except that Purchaser’s security interest with respect to any Purchased Asset shall terminate effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor). Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

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(c)          Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 27. Without limiting the generality of the foregoing and the grant of a security interest in Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(d)          Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 7

TRANSFER AND CUSTODY

(a)          On the Purchase Date for each Transaction, ownership of the Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction.

(b)          Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly that the Purchased Assets are subject to this Agreement. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

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(c)          From time to time, Seller shall forward to the Custodian, with copy to the Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate).

ARTICLE 8

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)          Title to all Purchased Assets shall pass to Purchaser on the applicable Purchase Date, and Purchaser shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole discretion, but no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3.

(b)          Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Assets delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

(a)          Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date of this Agreement, that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions contemplated hereunder and to perform its obligations under the Transaction Documents and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf, (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of the Transaction Documents and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

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(b)          Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction hereunder is in effect as follows:

(i)          Organization. Seller (A) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect, (C) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (D) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)         Authorization, Acting as Principal, Approvals, Compliance. Seller represents that (A) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (B) it will engage in Transactions as principal, (C) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf, (D) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect and (E) the execution, delivery and performance of the Transaction Documents and the Transactions hereunder will not violate (1) any Requirement of Law applicable to it, (2) its organizational documents or (3) any agreement by which it is bound or by which any of its assets are affected.

(iii)        Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(iv)        Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(v)         Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

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(vi)        Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii) or (iii) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(vii)       Litigation; Requirements of Law. As of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Guarantor, Seller, or any of their respective Affiliates or assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Guarantor, Seller or any of their respective Affiliates that may result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. None of Guarantor, Seller or any of their respective Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that may result in any Material Adverse Effect or would constitute a Default or Event of Default.

(viii)      Judgments/Bankruptcy. Except as disclosed in writing to Purchaser, there are no judgments against Seller or Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or Guarantor.

(ix)         No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(x)          No Default. No Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(xi)         [Reserved].

(xii)        Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit II hereto as Seller may from time to time deliver to Purchaser.

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(xiii)       Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets and other Purchased Items by Purchaser from Seller, such Purchased Assets and other Purchased Items are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets and other Purchased Items to Purchaser and, upon transfer of such Purchased Assets and other Purchased Items to Purchaser, Purchaser shall be the owner of such Purchased Assets and other Purchased Items free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets and other Purchased Items, the provisions of this Agreement are effective to create in favor of Purchaser a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Purchaser shall have a valid, perfected first priority security interest in the Collateral (and without limitation on the foregoing, Purchaser, as entitlement holder, shall have a “security entitlement” to the Collateral).

(xiv)      Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)         As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or other Purchased Items to any other Person, and immediately prior to the sale of such Purchased Asset and other Purchased Items to Purchaser, Seller was the sole owner of such Purchased Asset and other Purchased Items and had good and marketable title thereto, free and clear of all liens, in each case except for liens to be released simultaneously with the sale to Purchaser hereunder.

(B)         The provisions of the Transaction Documents are effective to either constitute a sale of Purchased Items to Purchaser or to create in favor of Purchaser a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Collateral.

(C)         Upon receipt by the Custodian of (x) each Mortgage Note, endorsed in blank by a duly authorized officer of Seller, or (y) each Participation Certificate, along with an assignment of such Participation Certificate, in form and substance required by the related participation agreement, assigning such Participation Certificate in favor of Purchaser or in blank, duly executed by the applicable Seller, as applicable, and the payment to Seller by Purchaser of the related Purchase Price therefor, either a purchase shall have been completed by Purchaser of such Mortgage Note or Participation Certificate, or Purchaser shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)         Each of the representations and warranties made in respect of each Purchased Asset pursuant to Exhibit V are true, complete and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser.

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(E)         Upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party”, Seller as “Debtor” and describing the Collateral, in the jurisdiction and recording office listed on Exhibit XI attached hereto, the security interests granted hereunder in that portion of the Collateral that can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Collateral.

(F)         Upon execution and delivery of the Account Control Agreement, Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in the Collection Account and all “financial assets” (as defined in the UCC) at any time credited thereto.

(xv)       Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

(xvi)      Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Seller of any Transaction Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests). Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, originate, own and sell the Purchased Assets and other Purchased Items.

(xvii)     Organizational Documents. Seller has delivered to Purchaser certified copies of its organization documents, together with all amendments thereto, if any.

(xviii)    No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(xix)       Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller is not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

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(xx)        Taxes. Seller has filed or caused to be filed all tax returns that, to the knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (A) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (B) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(xxi)       ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans. Seller is not, and is not using any assets of, a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (a “Benefit Plan Investor”) in connection with any Transaction.

(xxii)      Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xxiii)     Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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(xxiv)    Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxv)     Financial Information. All financial data concerning Seller, Guarantor, the Purchased Assets and the other Purchased Items that has been delivered by or on behalf of Seller to Purchaser is true, complete and correct in all material respects. All financial data concerning Seller and Guarantor has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of Seller, Guarantor, the Purchased Assets and the other Purchased Items or in the results of operations of Seller or Guarantor, which change is reasonably likely to result in a Material Adverse Effect.

(xxvi)    [Reserved].

(xxvii)   [Reserved].

(xxviii)    No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxix)      Trading with the Enemy Act, Patriot Act and Foreign Corrupt Practices Act. Seller, and to Seller’s knowledge, Guarantor, is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”). No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall (i) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the Patriot Act and to fully effectuate the purposes of this Agreement and (ii) provide such opinions of counsel concerning matters relating to this Agreement as Purchaser may reasonably request; provided, however, that nothing in this Article 9(b)(xxix) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

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(xxx)        Prohibited Persons. None of Guarantor, Seller or any Affiliates of Guarantor or Seller is a Prohibited Person, and Seller is not acting on behalf of or for the benefit of any Prohibited Person. Seller agrees to promptly notify Purchaser or a person appointed by Purchaser to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxxi)      Real Property Ownership. Seller has not at any time since its formation held title to any real property.

(xxxii)     Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(xxxiii)    Office of Foreign Assets Control. Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge, is otherwise associated with any such person in any manner in violation of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(xxxiv)     Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Exhibit I, unless Seller has provided a new address to Purchaser in writing. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address, unless Seller has provided a different address to Purchaser in writing.

(xxxv)      Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

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(xxxvi)     Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

ARTICLE 10

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not without the prior written consent of Purchaser:

(a)          take any action that would directly or indirectly impair or adversely affect Purchaser’s title to the Purchased Assets and the other Purchased Items;

(b)          transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets and the other Purchased Items to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets and the other Purchased Items with any Person other than Purchaser;

(c)          create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d)          create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause Seller to violate the covenants contained in Article 12;

(e)          permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt without the prior written consent of the Purchaser (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against the related Mortgaged Property);

(f)          enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Purchaser in its sole and absolute discretion;

(g)          permit a Change of Control of Seller;

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(h)          consent or assent to any Significant Modification of a Purchased Asset (or related Mortgage Loan, as applicable) other than in accordance with Article 27 and the Servicing Letter;

(i)          permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Purchaser in its sole and absolute discretion;

(j)          after the occurrence and during the continuance of a Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k)          acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to or pari passu with the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents;

(l)          use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(m)          directly acquire or hold title to any real property.

ARTICLE 11

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a)          Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b)          Seller shall provide Purchaser with copies of such documents as Purchaser may request evidencing the truthfulness of the representations set forth in Article 9.

(c)          Seller shall (1) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (2) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)          Seller shall notify Purchaser of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event.

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(e)          Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof), notify Purchaser of: (i) any default or event of default under any Purchased Asset; (ii) any facts or circumstances that are reasonably likely to cause, or have caused, the Market Value of any Purchased Asset to decline; (iii) any default or event of default (or similar event) on the part of Seller or Guarantor under any Indebtedness or other contractual obligations to the extent the same is reasonably likely to have a Material Adverse Effect; or (iv) the commencement of, settlement of or judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving Seller or Guarantor (provided that, with respect to Guarantor, such notice shall only be required to the extent the amount of potential or actual liability is in excess of $5,000,000).

(f)          Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Purchaser (i) any notice of the occurrence of an event of default under, or report received by Seller pursuant to, the Purchased Asset Documents; and (ii) any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time.

(g)          Seller shall permit Purchaser and any of its agents, representatives or permitted assigns to perform due diligence reviews and inspections in accordance with Article 26.

(h)          If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i)          At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(j)          Reporting. Within the time periods specified below, Seller shall provide, or cause to be provided, to Purchaser the following financial and reporting information:

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(i)          Purchased Asset Information. Within two (2) Business Days after receipt thereof, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements, certificates and notices it receives pursuant to the Purchased Asset Documents relating to each Purchased Asset.

(ii)         Monthly Purchased Asset Reports. No later than fifteen (15) days after each month’s end, a summary property performance report from Servicer for each Purchased Asset in a form acceptable to Purchaser, which shall include a reconciliation in arrears of beginning balance, interest and principal paid to date and ending balances for each Purchased Asset, together with (A) any and all written modifications to the Purchased Asset Documents that have occurred since the last monthly Purchased Asset report delivered hereunder, (B) loan status, collection performance and any delinquency with respect to any Purchased Asset and (C) such other information as mutually agreed by Purchaser and Seller.

(iii)        Quarterly Reports. Within forty-five (45) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, beginning with the quarter ended October 1, 2014, the unaudited, consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income, member equity and cash flows of Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments). The delivery requirement pursuant to this clause (iii) may be satisfied by delivery of a link to Guarantor’s public filing of such quarterly reports by electronic mail to the addressees specified for such delivery in Exhibit I or to such addressees as may be designated from time to time by Purchaser.

(iv)        Annual Reports. Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, member equity and cash flows of Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year. The delivery requirement pursuant to this clause (iv) may be satisfied by delivery of a link to Guarantor’s public filing of such annual reports by electronic mail to the addressees specified for such delivery in Exhibit I or to such addressees as may be designated from time to time by Purchaser.

(v)         Covenant Compliance Certificate. Along with each delivery pursuant to 11(j)(iii) and 11(j)(iv), a completed and executed Covenant Compliance Certificate.

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(vi)        Other Reports. Seller shall provide, or shall cause to be provided, to Purchaser such other reports as Purchaser may be reasonably request.

(k)          Seller shall make a representative available to Purchaser once every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Purchaser and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Purchaser wishes to discuss with Seller.

(l)          Seller shall at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(m)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n)          Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o)          Seller shall advise Purchaser in writing of the opening of any new chief executive office or the closing of any such office of Seller or Guarantor and of any change in Seller’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(p)          Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

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(q)          Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser.

(r)          Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(s)          Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(t)          For each Purchased Asset that either (i) contains a fixed rate of interest below 5%, or (ii) is earmarked for securitization, Seller shall at all times maintain interest rate hedging arrangements satisfactory to Purchaser in its sole and absolute discretion, either as a direct trade with Purchaser or through fully executed assignments of trade with Purchaser through a hedge counterparty approved by Purchaser in its sole and absolute discretion.

ARTICLE 12

SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(a)          Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Transaction Document;

(b)          Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates;

(c)          Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d)          Seller shall comply with the provisions of its organizational documents;

(e)          Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)          Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of the Seller from such Affiliate and to indicate that the Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

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(g)          Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h)         Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent;

(i)          Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j)          Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k)         Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l)          Seller shall not, without the prior unanimous written consent of its Independent Manager, take any action that will result in an Act of Insolvency;

(m)        Seller shall, at all times, have at least one (1) Independent Manager;

(n)         Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)         Seller shall not enter into any transaction with an Affiliate of the Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)         Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(q)         Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

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(r)            Seller shall not pledge its assets to secure the obligations of any other Person;

(s)           Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t)            Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed $500,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 13

EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a)           Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)          Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date;

(ii)         Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential;

(iii)        Seller shall fail to cure any Margin Deficit within the period specified in Article 4;

(iv)        any Principal Payment received with respect to a Purchased Asset is not applied to repay the Repurchase Price for such Purchased Asset in accordance with Article 5(d);

(v)         Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise;

(vi)        an Act of Insolvency occurs with respect to Seller or Guarantor;

(vii)       Seller or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document;

(viii)      the Custodial Agreement, the Account Control Agreement or any other Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

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(ix)         Seller or Guarantor shall be in default under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $100,000, with respect to Seller or $5,000,000 with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $100,000, with respect to Seller or $5,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $100,000, with respect to Seller or $5,000,000, with respect to Guarantor;

(x)          (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA), excluding those for which the 30-day notice period is waived, shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal or partial withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or (F) Seller is a Benefit Plan Investor and its entering into any transaction in connection with this Agreement or any other Transaction Document constitutes or results in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) if that transaction will not be covered by and exempt under Prohibited Transaction Class Exemption (“PTCE”) 84-1, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or another similar prohibited transaction exemption applicable thereto; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi)         either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

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(xii)        any governmental, regulatory, or self regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Purchaser;

(xiii)      any condition shall exist that constitutes a Material Adverse Effect in Purchaser’s sole discretion exercised in good faith;

(xiv)      a Change of Control, without the consent of Purchaser, shall occur with respect to Seller;

(xv)       any representation made by Seller to Purchaser (other than those contained in Article 9(b)(xiv)(D), which shall be used by Purchaser to determine the Market Value and eligibility of a Purchased Asset) shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated;

(xvi)      a final non appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $100,000 or (b) rendered against Guarantor in an amount greater than $5,000,000, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser;

(xvii)     if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions under this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of ten (10) Business Days after (a) delivery of notice thereof to Seller by Purchaser, or (b) actual knowledge on the part of Seller of such breach or failure to perform; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and provided, further, that Seller shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, but in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Purchaser’s notice of such default;

(xviii)    any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller or Guarantor;

(xix)       the Servicing Agreement shall for whatever reason be terminated or cease to be in full force and effect or enforceable, and no replacement agreement acceptable to Purchaser in its sole and absolute discretion is fully executed and delivered to Purchaser within ten (10) Business Days; and

(xx)        the breach by Guarantor of any term or condition set forth in the Guaranty or of any representation, warranty, certification or covenant made or deemed made in the Guaranty by Guarantor or if any certificate furnished by Guarantor to Purchaser pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished.

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(b)          Remedies. After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Purchaser as attorney-in-fact of Seller for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i)          At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)         If Purchaser exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A)         Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)         to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii));

(C)         the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)         Purchaser may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (as determined by Purchaser in its sole and absolute discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (1) first, to the costs and expenses incurred by Purchaser in connection with Seller’s default, (2) second, to actual, out-of-pocket damages incurred by Purchaser in connection with Seller’s default, (3) third, to the Repurchase Price for all Purchased Assets, (4) fourth, to any other outstanding obligation of any Seller to Purchaser or its Affiliates pursuant to the Transaction Documents and (5) fifth, to return any excess to Seller.

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(iii)        the parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser;

(iv)         Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all actual, out-of-pocket losses, costs and expenses, including reasonable legal fees and expenses, actually incurred by Purchaser in connection with an Event of Default;

(v)          Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency;

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(vi)         Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have; and

(vii)        Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)          Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser and its Affiliates a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Seller, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

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ARTICLE 14

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder (as well as the grant of the security interest in Article 6 hereof) in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

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ARTICLE 16

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18

NON-ASSIGNABILITY

(a)          None of Seller or Guarantor may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by Seller or Guarantor to assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser shall be null and void.

(b)          Purchaser may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Person, except that, prior to the occurrence and continuance of an Event of Default no such assignment may be made to a Prohibited Assignee without the prior written consent of Seller. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Seller agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

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(d)          Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 19

GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 21

INTENT

(a)          The parties recognize that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and (ii)  each of the Purchased Assets constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code.

(b)          The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

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(c)          The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)          The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended.

(f)          The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)          It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 22

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)          in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

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(c)          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23

CONSENT TO JURISDICTION; WAIVERS

(a)          Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)          The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)          EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24

NO RELIANCE

Each of Seller and Purchaser hereby acknowledges, represents and warrants (as to itself) to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

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(a)          it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)          it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)          it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)          it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)          it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25

INDEMNITY AND EXPENSES

(a)          Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) for any and all actual, out-of-pocket liabilities, obligations, losses, damages (other than consequential, punitive or special damages), penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items or Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith), fees, costs, expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement or any Transactions hereunder, the other Transaction Documents, an Event of Default with respect to Seller or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Purchaser’s gross negligence, fraud or willful misconduct. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Purchaser harmless from and against all actual, out-of-pocket expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Purchaser as and when billed by Purchaser for all Purchaser’s actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Purchaser’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller.

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If an Indemnified Party claims indemnification under this Agreement, the Indemnified Party shall promptly notify Seller of such indemnification claim. After notice by any Indemnified Party, Seller shall defend such Indemnified Party against such indemnification claim (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved, in writing, by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any Indemnified Party may, in its sole discretion and at the expense of Seller, engage its own attorneys and other professionals to defend or assist it if such Indemnified Party determines that the defense as conducted by Seller is not proceeding or being diligently conducted in a commercially reasonable manner or that a conflict of interest exists between any of the parties represented by Seller’s counsel in such action or proceeding.

(b)          Seller agrees to pay on demand all of Purchaser’s actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Purchaser on demand all actual, out-of-pocket costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Purchaser of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Purchaser on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Collection Account and registering the Collateral in the name of Purchaser or its nominee. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement.

57

ARTICLE 26

DUE DILIGENCE

(a)          Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller, the Guarantor and the Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice, Seller shall provide (or shall cause Guarantor or Servicer to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, Guarantor and Servicer during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)          Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with the Article 26(a).

(c)          Seller agrees to make available (or to cause Guarantor or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns at the time of any inspection pursuant to Article 26 or by phone, as applicable, a knowledgeable financial or accounting officer of the applicable Seller, Guarantor or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing.

(d)          Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.

(e)          Seller agrees to reimburse Purchaser for any and all actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) reasonably incurred by Purchaser in connection with its due diligence activities pursuant to this Article 26 within five (5) days after receipt of an invoice therefor.

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ARTICLE 27

SERVICING

(a)          The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked (a) every thirty days unless Purchaser provides written notice to Seller that such license is extended for another thirty days or (b) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets at Seller’s sole cost and expense pursuant to the Servicing Agreement, in accordance with this Article 27 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller shall not effect or consent to any Significant Modification of any Purchased Asset (or related Mortgage Loan, as applicable) without the prior written consent of Purchaser.

(b)          The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 27(c), (ii) Purchaser not extending Seller’s revocable license in accordance with Article 27(a), or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer as expeditiously as possible.

(c)          Purchaser may, in its sole discretion, terminate Servicer or any sub-servicer with respect to some or all of the Purchased Assets (i) upon the occurrence and during the continuance of an Event of Default under, and as defined in, the Servicing Agreement, (ii) upon the occurrence and during the continuance of a material default under the Servicer Letter or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case, without payment of any penalty or termination fee and upon such termination, Servicer shall be required to transfer servicing of the effected Purchased Assets to such successor designated by Purchaser at no cost or expense to Purchaser. Seller agrees to cooperate with Purchaser in connection with the termination of Servicer.

(d)          Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser which approval shall not be unreasonably withheld. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(e)          Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser substantially in the form attached as Exhibit XII hereto (a “Servicer Letter”) acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Net Cash Flow received with respect to the Purchased Assets to the Collection Account in accordance with Article 5(e).

59

(f)          Seller agrees that Purchaser is the owner of all servicing records, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(g)          The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 28

MISCELLANEOUS

(a)          All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)          The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)          The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)          Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)          This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)          The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

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(g)          Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)          Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

[REMAINDER OF PAGE LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

PURCHASER:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

SELLER:

ARC RFT BB LOAN, LLC

By:	/s/ Marc A. Tolchin
Name: Marc A. Tolchin
Title: Authorized Signatory

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Telephone: (212) 526-6970
Fax: (646) 758-5334
Email: francis.gilhool@barclayscapital.com

with copies to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: David W. Forti
Telephone: (215) 994 2647
Fax: (215) 655 2647
Email: david.forti@dechert.com

For financial reports pursuant to
Article 11(j):	donald.petrow@barclays.com
danny.sang@barclays.com

Seller:	ARC RFT BB LOAN, LLC
c/o ARC Realty Finance Advisors, LC
405 Park Avenue, 3rd Floor
New York, New York 10022
Attention: Asset Management
Email: RFTAssetManagement@arlcap.com

c/o ARC Realty Finance Advisors, LLC
405 Park Avenue, 14th Floor
New York, New York 10022
Attention: Marc A. Tolchin, Esq.
Email: mtolchin@arlcap.com

with copies to:	Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Robert J. Grados, Esq.
Email: robert.grados@allenovery.com

Ex. I-1

EXHIBIT II

CONFIRMATION STATEMENT

[Date]

To: Barclays Bank PLC

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of September 5, 2014 (the “Agreement”), between Barclays Bank PLC (“Purchaser”) and ARC RFT BB LOAN, LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	__________, 201_

Eligible Asset:	[____Name]: As identified on attached Schedule 1

Asset Type:	[Mortgage Loan][Senior Note][Senior Participation Interest]

Aggregate Principal Amount of
Purchased Asset:	[$ ]

Repurchase Date:	__________, 201_

Purchase Price:	[$ ]

Pricing Rate:	As defined in the Agreement

Purchase Price Percentage:	[ %]

Governing Agreements:	As identified on attached Schedule 1

Requested Wire Amount:

Requested Fund Date:

Type of Funding:	[Table/Non-table]

Seller’s Wiring Instructions:

Bank Name:
ABA Number:
Account Number:
Reference:

Ex. II-1

If you agree to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

ARC RFT BB LOAN, LLC

By:
Name:
Title:
AGREED AND ACKNOWLEDGED:

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. II-2

Schedule 1 to Confirmation Statement

Purchased Asset:

Aggregate Principal Amount:

Ex. II-3

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Marc Tolchin

David Layton

Kevin Bryck

Donald MacKinnon

Andrew Winer

Nicholas Radesca

Jason Fruchtman

Ex. III-1

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that ARC RFT BB LOAN, LLC, a Delaware limited liability company (“Seller”), does hereby appoint Barclays Bank PLC (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead, upon the occurrence and during the continuance of an Event of Default, in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of September 5, 2014 (the “Repurchase Agreement”), between Purchaser and Seller, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. IV-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this [ ] day of [ ], 20[__].

ARC RFT BB LOAN, LLC

By:
Name:
Title:

STATE OF ____________	)
COUNTY OF __________	)

On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

Ex. IV-2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET

(attached)

Ex. V-1

EXHIBIT VI

ASSET INFORMATION

Loan ID #:	Amortization term:
Asset Type:	Hyper-Amortization Flag:
Borrower Name:	Hyper-Amortization Term:
Borrower Address:	Hyper-Amortization Rate Increase:
Borrower City:	Balloon Amount:
Borrower State:	Balloon LTV:
Borrower Zip Code:	Prepayment Penalty Flag:
Recourse?	Prepayment Penalty Text:
Guaranteed?	Lockout Period:
Related Borrower Name(s):	Lien Position:
Original Principal Balance:	Fee/Leasehold:
Note Date:	Ground Lease Expiration Date:
Loan Date:	CTL (Yes/No):
Loan Type (e.g. fixed/arm):	CTL Rating (Moody’s):
Current Principal Balance:	CTL Rating (Duff):
Current Interest Rate (per annum):	CTL Rating (S&P):
Paid to date:	CTL Rating (Fitch):
Annual P&I:	Lease Guarantor:
Next Payment due date:	CTL Lease Type (NNN, NN, Bondable):
Index (complete whether fixed or arm):	Property Name:
Gross Spread/Margin (complete whether	Property Address:
fixed or arm):	Property City:
Life Cap:	Property Zip Code:
Life Floor:	Property Type (General):
Periodic Cap:	Property Type (Specific):
Periodic Floor:	Cross-collateralized (Yes/No): *
Rounding Factor:	Property Size:
Lookback (in days):	Year built:
Interest Calculation Method (e.g.,	Year renovated:
Actual/360):	Actual Average Occupancy:
Interest rate adjustment frequency:	Occupancy Rent Roll Date:
P&I payment frequency:	Underwritten Average Occupancy:
First P&I payment due:	Largest Tenant:
First interest rate adjustment date:	Largest Tenant SF:
First payment adjustment date:	Largest Tenant Lease Expiration:
Next interest rate adjustment date:	2nd Largest Tenant:
Next payment adjustment date:	2nd Largest Tenant SF:
Conversion Date:	2nd Largest Tenant Lease Expiration:
Converted Interest Rate Index:	3rd Largest Tenant:
Converted Interest Rate Spread:	3rd Largest Tenant SF:
Maturity date:	3rd Largest Tenant Lease Expiration:
ARD Loan?	Underwritten Average Rental Rate/ADR:
Loan term:	Underwritten Vacancy/Credit Loss:

Ex. VI-1

Underwritten Other Income:	Ongoing Replacement Reserve Requirement
Underwritten Total Revenues:	per A&E Report:
Underwritten Replacement Reserves:	Immediate Repairs Escrow % (e.g. [___]%):
Underwritten Management Fees:	Replacement Reserve Annual Deposit:
Underwritten Franchise Fees:	Replacement Reserve Balance:
Underwritten Total Expenses:	Tenant Improvement/Leasing Commission
Underwritten Leasing Commissions:	Annual Deposits:
Underwritten Tenant Improvement Costs:	Tenant Improvement/Leasing Commission
Underwritten NOI:	Balance:
Underwritten NCF:	Taxes paid through date:
Underwritten Debt Service Constant:	Monthly Tax Escrow:
Underwritten DSCR at NOI:	Tax Escrow Balance:
Underwritten DSCR at NCF:	Insurance paid through date:
Underwritten NOI Period End Date:	Monthly Insurance Escrow:
Hotel Franchise:	Insurance Escrow Balance:
Hotel Franchise Expiration Date:	Reserve/Escrow Balance as of Date:
Appraiser Name:	Probable Maximum Loss %:
Appraised Value:	Covered by Earthquake Insurance (Yes/No):
Appraisal Date:	Number of times 30 days late in last 12
Appraisal Cap Rate:	months:
Appraisal Discount Rate:	Number of times 60 days late in last 12
Underwritten LTV:	months:
Environmental Report Preparer:	Number of times 90 days late in last 12
Environmental Report Date:	months:
Environmental Report Issues:	Servicing Fee:
Covered by Environmental Insurance	Additional Debt in Place (Yes/No):
(Yes/No):	Additional Debt Amount:
Architectural and Engineering Report	Additional Debt Description:
Preparer:	Future Debt Permitted (Yes/No):
Architectural and Engineering Report Date:	Future Debt Description:
Deferred Maintenance Amount:	Notes:

Ex. VI-2

EXHIBIT VII

ADVANCE PROCEDURES

Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):

(1)                        Purchased Asset Documents. With respect to each Eligible Asset:

(a)          if such Eligible Asset is a Dry Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);

(b)          if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents, (ii) no later than 10:00 a.m. on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Mortgage Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts;

(c)          if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Escrow Agreement;

(d)          certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser by no later than 10:00 a.m. on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

Ex. VII-1

(e)          all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f)          as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Purchaser shall reasonably designate;

(g)          an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance); and

(h)          certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(2)                        Transaction-Specific Due Diligence Materials. Each of the following:

(a)          a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that a reasonable buyer would consider material,

(b)          the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c)          a current rent roll and roll over schedule;

(d)          a cash flow pro-forma, plus historical information;

Ex. VII-2

(e)          a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(f)          indicative debt service coverage ratios;

(g)          indicative loan-to-value ratios;

(h)          a term sheet outlining the transaction generally;

(i)          a description of the Mortgagor and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;

(j)          a description of Seller’s relationship, if any, to the Mortgagor and sponsor; and

(k)          copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3)                        Environmental and Engineering. A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4)                        Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5)                        Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6)                        Opinions of Counsel. An opinion of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).

Ex. VII-3

(7)                        Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8)                        Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit V to this Agreement and any other eligibility criteria (the “Requested Exceptions Report”).

(9)                        Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(10)                      Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (1) above, Purchaser shall, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(11)                       Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning to Purchaser the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole discretion.

Ex. VII-4

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

ARC RFT BB LOAN, LLC

c/o ARC Realty Finance Advisors, LLC

405 Park Avenue, 3rd Floor

New York, New York 10022

Attention: Asset Management

Email: RFTAssetManagement@arlcap.com

Re:	Master Repurchase Agreement, dated as of September 5, 2014 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Barclays Bank PLC (“Purchaser”) and ARC RFT BB LOAN, LLC (“Seller”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Seller that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset:	[____________]

(a) Repurchase Price for Purchased Asset:	$__________
(b) Margin Amount for Purchased Asset:	$__________

A Margin Deficit Event exists when the amount in (b) above is less than the amount in (a) above, subject to a threshold of $10,000.

MARGIN DEFICIT:	$__________
Accrued interest from [ ] to [ ]:	$__________

TOTAL WIRE DUE:	$__________

WHEN A MARGIN DEFICIT EVENT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

Ex. VIII-1

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

UCC FILING JURISDICTIONS

1.          Delaware

Ex. IX-1

EXHIBIT X

FORM OF RELEASE LETTER

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:	Master Repurchase Agreement, dated as of September 5, 2014 by and between Barclays Bank PLC (“Purchaser”) and ARC RFT BB LOAN, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

ARC RFT BB LOAN, LLC

By:
Name:
Title:

Ex. X-1

Schedule A

[List of Purchased Asset Documents]

Ex. X-2

EXHIBIT XI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

donald.petrow@barclays.com

danny.sang@barclays.com

Re:	Master Repurchase Agreement, dated as of September 5, 2014 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Barclays Bank PLC (“Purchaser”) and ARC RFT BB LOAN, LLC (“Seller”)

Ladies and Gentlemen:

This Covenant Compliance Certificate, covering the fiscal [quarter][year] ending 20[__] (the “Relevant Period”), is furnished pursuant to the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected Responsible Officer of Seller and Guarantor.

(ii)	All of the financial statements, calculations and other information set forth or referenced in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto or separately delivered to Purchaser with respect to the Relevant Period in accordance with the Master Repurchase Agreement, are true, complete and correct as of the date hereof.

(iii)	I have reviewed the terms of the Master Repurchase Agreement and the Guaranty and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller and Guarantor during the Relevant Period.

(iv)	I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

(v)	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j)(v) of the Master Repurchase Agreement, each of Seller and Guarantor has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

Ex. XI-1

(vi)	The examinations described in Paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the Relevant Period, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(vii)	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase Agreement and by Guarantor in the Guaranty are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as disclosed in a Requested Exceptions Report approved by Purchaser.

(viii)	Seller hereby represents and warrants that (A) it is in compliance with all of the terms and conditions of the Master Repurchase Agreement and (B) it has no claim or offset against Purchaser under the Transaction Documents.

(ix)	The monthly purchased asset reports delivered pursuant to Article 11(j)(ii) of the Master Repurchase Agreement during the Relevant Period, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(j)(ii) of the Master Repurchase Agreement.

(x)	The financial statements required to be delivered pursuant to Article 11(j) of the Master Repurchase Agreement with respect to the Relevant Period are attached hereto or have been separately delivered to Purchaser in accordance with the Master Repurchase Agreement. Such financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(j) of the Master Repurchase Agreement.

(xi)	Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor, Sponsor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

Ex. XI-2

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

ARC RFT BB LOAN, LLC

By:
Name:
Title:

ARC REALTY FINANCE TRUST, INC.

By:
Name:
Title:

Ex. XI-3

EXHIBIT XII

FORM OF SERVICER LETTER

Ex. XII-1

EXHIBIT XIII

FORM OF ESCROW AGREEMENT

[Date]

VIA FAX

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Fax: (646) 758-5334

Acquisition of [________] (the “Asset”) by ARC RFT BB LOAN, LLC (“Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [Settlement Agent] (the “Settlement Agent”) in connection with Seller’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of September 5 2014 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Seller and Barclays Bank PLC (“Purchaser”).

By its execution of this Letter, the Settlement Agent agrees to act as exclusive agent and bailee for Purchaser with respect to the transaction described herein.

Upon or prior to notification that the Settlement Agent has received the Asset Documents (as defined below), Purchaser will wire or cause to be wired to Settlement Agent on [Purchase Date] (the “Purchase Date”) an amount equal to $[___] (the “Proceeds”), which Proceeds shall be disbursed by the Settlement Agent to the party entitled thereto as set forth on the settlement statement executed by Seller and Purchaser, a copy of which is attached as Exhibit A hereto (the “Disbursement Instructions”).

Before the Proceeds may be disbursed by the Settlement Agent, the Settlement Agent shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the following Asset Loan Documents (collectively, the “Asset Documents”):

[List documents to be collected by Settlement Agent]

Upon receipt by the Settlement Agent of the Asset Documents and the Proceeds, the Settlement Agent shall do each of the following in the order specified:

1.	Disburse the Proceeds in accordance with the Disbursement Instructions.

Ex. XIII-1

2.	Deliver the Asset Documents via overnight mail to the Custodian at the following address:

Wells Fargo Bank, National Association

1055 10th Avenue SE

Minneapolis, Minnesota 55414

Attention: Kathleen A. Marshall

Telephone: 612-667-8032

Fax: 612-466-5416

Email: kathleen.a.marshall@wellsfargo.com

3.	Notify Purchaser that all of the foregoing actions have been completed.

Notwithstanding the foregoing, Settlement Agent shall be permitted to deliver recorded pages of the following Asset Documents to Custodian within two (2) Business Days of receipt thereof from the applicable recording office:

[List permitted post-closing docs]

All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and the Settlement Agent shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

The Settlement Agent hereby agrees (i) that the Settlement Agent has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that Purchaser is entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be the intended beneficiary hereof.

If for any reason the Proceeds are funded by Purchaser to the Settlement Agent and the funds have not been disbursed by the Settlement Agent as specified herein on or before 5:00 P.M. (New York time) on the Purchase Date, the Settlement Agent shall contact Purchaser immediately for further instructions. In the event that the Settlement Agent is advised to return the Proceeds to Purchaser, the Settlement Agent agrees to do so on demand in accordance with the instructions provided by Purchaser, without regard to any contrary instructions from Seller. If Seller’s acquisition of the Asset is delayed, the Settlement Agent will return the Asset Documents to Seller unless otherwise instructed by Seller.

If Seller’s acquisition of the Asset is delayed and the Proceeds have been received by the Settlement Agent, it is understood by Seller that interest shall accrue on the Proceeds at the rate which would have applied under the Master Repurchase Agreement had the acquisition been completed, from the time such amount is received by the Settlement Agent until it is returned to Purchaser, and Seller shall be liable for all such accrued interest.

Ex. XIII-2

[SETTLEMENT AGENT]

By:
Name:
Title:

Notice Information
Address:
Attention:
Fax:

ACCEPTED AND AGREED:

ARC RFT BB LOAN, LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:
Name:
Title:

Notice Information
Address: 745 7th Avenue, New York, New York 10019
Fax: (646) 758-5334

Ex. XIII-3

EXHIBIT XIV

prohibited assignees

Any Person below or any of their respective Affiliates, Subsidiaries or any Person which such Person Controls or is Controlled by:

1.	Annaly Commercial Real Estate Group
2.	Apollo Global Management
3.	Arbor Capital Group, Inc.
4.	Ares Management LLC
5.	Brookfield Asset Management
6.	BlackRock
7.	Blackstone
8.	Cantor Commercial Real Estate / Cantor Fitzgerald
9.	Capital Trust, Inc.
10.	CapitalSource Finance LLC
11.	CapLease, Inc.
12.	CBRE Group Inc.
13.	Clarion Partners
14.	Colony Capital, LLC
15.	Crexus Investment Corp.
16.	Crystal River Capital, Inc.
17.	GE Capital
18.	Grammercy Capital Corporation
19.	H/2 Capital Partners LLC
20.	Inland Real Estate Investment Corporation
21.	iStar Financial
22.	JER Partners
23.	KBS Realty Advisors
24.	Mesa West
25.	Newcastle Investment Group (Fortress Investment Group, etc.)
26.	Northstar Realty Finance Corp.
27.	Oaktree Real Estate
28.	Quadra Realty Trust
29.	RAIT Financial Trust
30.	RCG Longview
31.	Redwood Trust, Inc.
32.	Resource Capital Corp.
33.	Rialto Capital
34.	Starwood Capital Group
35.	Terra Capital
36.	Winthrop Realty Trust

Ex. XIV-1